FIFTH AMENDED LOAN AGREEMENT

     This Fifth Amended Loan Agreement, dated as of the ___ day of December, 1999, is entered into by and among TACO CABANA, INC., a Delaware corporation, TEXAS TACO CABANA, L.P., a Texas limited partnership, TP ACQUISITION CORP., a Texas corporation, T.C. MANAGEMENT, INC., a Delaware corporation, TACO CABANA MANAGEMENT, INC., a Texas corporation, and TACO CABANA MULTISTATE, INC., a Delaware corporation (collectively the "Borrower"), and INTERNATIONAL BANK OF COMMERCE, a state banking association (the "Lender").

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             SECTION 1. THE LOANS.

     1.1 Loan Commitment. Subject to the terms and conditions hereof, the Lender agrees to lend and advance to Borrower, from time to the time until December 31, 2001 (the "Loan Commitment Period"), such sums as the Borrower may request, but which shall not exceed, in the aggregate principal amount at any one time outstanding, the amount of $45,000,000.00 ("Loan Commitment").

     1.2 The Loans. Each borrowing under the Loan Commitment shall be referred to herein as a "Loan" (and such borrowings shall be collectively referred as the "Loans" ), shall be deemed a separate and independent loan and shall be evidenced and secured as set forth below. The loans (the "Existing Loans" ) evidenced by the following described promissory notes (each a "Note" as such term is used and defined herein) are also Loans governed by this Agreement: (i) that certain real estate lien note in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) dated May 15, 1995, executed by Borrower and being payable to the order of Lender; (ii) that certain real estate lien note in the original principal amount of Three Million Seven Hundred Thousand and No/100 Dollars ($3,700,000.00) dated August 8, 1997, executed by Borrower and being payable to the order of Lender; (iii) that certain real estate lien note in the original principal amount of Eleven Million and No/100 Dollars ($11,000,000.00) dated December 23, 1997, executed by Borrower and being payable to the order of Lender; (iv) that certain real estate lien note in the original principal amount of Thirteen Million Three Hundred and No/100 Dollars ($13,300,000.00) dated January 15, 1999, executed by Borrower and being payable to the order of Lender and (v) that certain real estate lien note in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) dated of even date, executed by Borrower and being payable to the order of Lender

     1.3. Note Interest. Subject to Section 7 herein, interest on the Loans shall be calculated in accordance with the following:

          a.  All of the  Loans shall bear interest  at the Applicable Rate  (as defined below). For purposes hereof "Applicable Rate" shall mean, at any time, the rate of interest per annum equal to the lesser of (i) at Borrower's option exercised as set forth below, (A) the LIBOR Rate (as hereinafter defined) then in effect plus two and 25/100th percent (2.25%), to be recomputed as of each Interest Adjustment Date, or (B) the New York Prime (as hereinafter defined), or (ii) the maximum rate of interest allowed by applicable law, as now or hereafter in effect (the " Maximum Rate" ). The term "Interest Adjustment Date" shall mean each of December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000, March 30, 2001, June 30, 2001, September 30, 2001 and December 31, 2001. The "New York Prime Rate" shall mean the floating annual lending rate of interest announced from time to time by the Chase Manhattan Bank, N.A., New York, New York as its prime rate, if a prime rate is not announced by Chase Manhattan Bank, N.A., then the term "New York Prime Rate" shall mean the floating annual lending rate of interest announced from time to time by Lender as its prime rate less one percent (1%). The term "LIBOR Rate" shall mean, as of a particular date, the per annum rate of interest identified as the three (3) months London Interbank offered Rate in the "Money Rates" Section of the Southwest Edition of the Wall Street Journal most recently published as of Interest Adjustment Date immediately previous to such date; provided, however, that if the Wall Street Journal shall discontinue or shall fail to regularly publish such rate in its " Money Rates" section or should the LIBOR Rate become for any other reason unascertainable or be construed by a court of competent jurisdiction as not constituting an index or formula by which the foregoing described rate of interest can be determined, then the LIBOR Rate option will no longer be available hereunder. Borrower acknowledges that Lender makes no warranty or representation that the New York Prime Rate, LIBOR Rate or Lender's prime rate are more favorable than another rate or index, or that rates on other loans or credit facilities may not be based on other indices, or that rates on loans to others may not be made below such rates. Payments of interest under the Loans shall be payable quarterly.

     b. Upon at least two (2) Business Days' prior written notice from Borrower to Lender in substantially the form attached hereto as Exhibit "A" , Borrower may, on any Interest Adjustment Date elect to use either the New York Prime Rate or the LIBOR Rate for the calculation of the Applicable Rate; provided, however, that the rate of interest as elected in this section must be the same rate of interest as elected in Section 1.3 of that certain Fourth Amended Revolving Loan Agreement dated of even date herewith by and between Borrower and Lender.

     c. To the extent Borrower has not made an effective election under and in accordance with this Section 1.3, the Applicable Rate shall be calculated using the New York Prime Rate.

     1.4 Commitment Fee. During the Loan Commitment Period, Borrower agrees to pay to Lender a commitment fee computed at the rate of one-quarter of one percent (0.25%) per annum on the daily average unused amount of the Loan
Commitment during each Quarterly Cycle (as hereinafter defined). Such commitment fee shall be payable quarterly, in arrears, on the last day of each March, June, September and December during the Loan Commitment Period, commencing December 31, 1999 and continuing in consecutive quarterly payments thereafter until the date of expiration of the Loan Commitment Period, on which date any accrued and unpaid fee computed in accordance with the provisions of this Section shall be due and payable. For purposes of this Section 1.4, the term "Quarterly Cycle" shall refer to each calendar quarter during the Loan Commitment Period.

     1.5 Replaces Prior Commitment. This Fifth Amended Loan Agreement replaces entirely that certain Fourth Amended Loan Agreement dated as of December 31, 1998 which governed the terms of a $35,000,000.00 loan commitment from Lender to Taco Cabana, Inc. ("Prior Commitment"). The Borrower and Lender acknowledge that the Prior Commitment is null and void and of no further force or effect.

     1.6. Revolving Loan Agreement. The Borrower and Lender have entered into a Fifth Amended Revolving Loan Agreement of even date herewith ("Revolving Loan Agreement"). The term "Revolving Loan Documents" as used in this Fifth Amended Loan Agreement shall have the meaning provided in the Revolving Loan Agreement.

                      SECTION 2. SECURITY AND COLLATERAL.

     2.1 Composition of the Collateral. The Loans shall be secured primarily with first liens and security interests upon those tracts of Borrower's real property which are agreed upon between Borrower and Lender ("Security Tracts"), together with the improvements, furniture, fixtures, equipment, accounts and inventory located on, attributable to or used in connection with the Security Tracts, as specifically set out in, and together with such other mortgages, liens and security  interests as  set out  in the  Loan Documents  set forth  in
Section 3.2 below. The security granted by the Loan Documents shall constitute collateral for the indebtedness established by the Loans and as otherwise established and set out in the Loan Documents (cumulatively the "Secured
Indebtedness"). All of the mortgages, liens, security interests, and rights granted to Lender by the Loan Documents shall secure any and all Secured Indebtedness. Lender shall not be required to release any of the liens, security interests, and rights granted or given to Lender by any of the Loan Documents unless and until all of the Secured Indebtedness has been paid in full. The Loan Documents shall provide that a default under any Loan Document shall constitute a default under the Loan Documents for all Loans.

     2.2 Priority of Liens. The liens, security interests, and rights granted to Lender to secure the Secured Indebtedness shall be first and prior except for
(i) liens for ad valorem taxes not yet due or payable, and (ii) those matters expressly approved by Lender, in advance and in writing, which approval Lender is under no obligation to provide.

     2.3 Perfection and Preservation of Liens. Borrower will (i) execute and deliver to Lender from time to time at the request of Lender such documents or instruments as Lender shall deem necessary or appropriate, and will take such other and further actions as Lender may from time to time request, in order to perfect, continue, protect and preserve the liens, security interests and rights granted to Lender by the Loan Documents; and (ii) pay or reimburse the Lender for all costs and taxes of filing or recording the same in such public offices as the Lender may designate.

                        SECTION 3. CONDITIONS PRECEDENT.

     The obligation of the Lender to make a Loan hereunder is subject to the following conditions precedent:

     3.1  Certain  Events.   The following  conditions precedent  must be  fully
satisfied as of the date of any Loan:

          a. No event of default under this Agreement or any Loan Document, as defined below, shall have occurred, and no event shall have occurred and be continuing that, with the giving of notice or passage of time, or both, would be such an event of default.

          b. Lender shall have received an appraisal of the fair market value of the real property and improvements thereon to be granted as security for the Loan, in a form, and prepared by an appraiser, approved by Lender, which indicates that the amount of the proposed Loan is no greater than eighty percent (80%) of the lesser of (i) the appraised fair market value of such property, or
(ii) the purchase price paid by Borrower for such property.

     3.2 Documents Required for the Closing. Prior to any disbursement of any Loan (the "Closing"), the following documents ("Loan Documents") shall have been delivered to Lender, fully executed and acknowledged where required and all in form and substance acceptable to Lender:

          a.   This Agreement.

          b.   A Real Estate Lien (Promissory) Note ("Note").

          c. A Security Agreement between Borrower and Lender, granting to Lender a security interest in, among other property, all of Borrower's right, title and interest, whether now or hereafter acquired, in all accounts, inventory and equipment, and all proceeds thereof, located on, attributable to or used in connection with the Security Tracts.

          d. A Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement from Borrower to Thomas L. Travis, Trustee for the benefit of Lender, granting a first lien upon the real property and improvements thereon to secure t he respective Loan.

          e. Financing statements as Lender shall deem necessary to file from time to time in order to perfect and preserve the security interests granted by the Loan Documents.

          f. A Commitment and Policy for Mortgagee Title Insurance issued by a title company acceptable to Lender and for the aggregate amount of the respective Loan.

          g. A survey of the real property and improvement thereon prepared by a surveyor acceptable to Lender.

          h. Engineering and other information evidencing the absence of pollution or contamination on the property being acquired and the suitability of such property for Borrower's intended restaurant operation.

          i. Tax Certificates evidencing that there are no ad valorem taxes or assessments which are past due or payable.

          j. Liability and casualty insurance coverage in an amount and issued by carriers approved by Lender.

          k. For the first Loan made hereunder, certified (as of the date of Closing) copies of (i) resolutions of the Borrower's board of directors (for each borrower which is a corporation) or a consent of all general partners (for each Borrower which is a partnership) authorizing the execution, delivery, and performance of this Agreement and the Loan Documents, and each other document to be delivered pursuant hereto including a certification (dated the date of the Closing) of the Borrower's secretary or its managing or general partner, as the case may be, as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents, and each other document to be delivered pursuant hereto; (ii) Borrower's bylaws, or partnership agreement, including all amendments thereto; (iii) Borrower's articles of incorporation, including any and all amendments thereto; and (iv) certificates as to the good standing of Borrower from applicable governmental authorities. For each Loan after the first Loan, Borrower shall deliver to Lender and the applicable title insurer
(i) a current written statement of the Borrower's corporate secretary or managing partner, as the case may be, stating that each of the documents listed in this Section 3.2(k) delivered in conjunction with the first Loan remains valid, unamended and effective and applicable to the particular Loan to be made (or, if such statement cannot truthfully be given then a current written statement of Borrower's corporate secretary stating the particular reasons why such statement cannot be truthfully given, together with any amended documents), and (ii) any of the documents listed in this Section 3.2(k) which are required by the title insurer for a particular Loan, in order to issue the required mortgagee's title insurance policy.

          l. Any and all other documents or instruments as may be required by Lender.

          m.   Prior to the first Loan, and thereafter at the request of Lender,
a  true  and  complete   list  of  all   legal  actions,  claims,   proceedings,
investigations and notices thereof, against or affecting Borrower.

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

     4.1 Original. To induce the Lender to enter into this Agreement, and to fund the Loans to be made hereunder, each Borrower represents and warrants to the Lender as follows:

          a. Borrower is a corporation or general partnership or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the state under which it was organized; Borrower has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified and in good standing as a foreign corporation or foreign partnership in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary.

          b. Borrower is not in default with respect to any of its existing indebtedness, and the making and performance of the Loan Documents will not immediately or with the passage of time, or the giving of notice, or both: (i) Violate the charter or bylaw or partnership provisions of Borrower; or (ii) Violate any Laws or result in a default under any contract, agreement, or instrument to which Borrower is a party or by which Borrower or its property is bound.

          c. Borrower has the power and authority to enter into and perform each of the Loan Documents to which it is a party, and to incur the obligations herein and therein provided for, and has taken all corporate or partnership action necessary to authorize the execution, delivery, and performance of this Agreement and such other Loan Documents.

          d. The Loan Documents are, and the Note when delivered will be, valid, binding, and enforceable in accordance with their respective terms.

          e. There is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting Borrower, whether or not covered by insurance, that would materially and adversely affect the business of Borrower if adversely determined.

          f. All financial information given to Lender, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the consolidated financial condition or business of Borrower set forth therein, to the date hereof.

          g. Except as otherwise permitted herein, Borrower has filed and paid all federal, state, and local tax returns and other required reports and all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof.

          h. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower, Borrower has complied, and shall comply, with all applicable laws and regulations.

          i. No representation or warranty by the Borrower contained herein or in any Loan Document or certificate or other document furnished by the Borrower contains any untrue or misleading statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

          j. Each consent, approval or authorization of, or filing, registration, or qualification required to be obtained by Borrower in connection with the execution and delivery of this Agreement, the Loan Documents, or the undertaking or performance of any obligation hereunder or thereunder, has been duly obtained.

     4.2  Survival.   All  of the representations  and warranties  set forth  in
Section 4.1 shall survive until all Secured Indebtedness is satisfied in full.

                       SECTION 5. COVENANTS OF BORROWER.

     Borrower does hereby covenant and agree with the Lender that, so long as any of the Secured Indebtedness remains unpaid, Borrower will comply with the following covenants:

     5.1  Affirmative Covenants.

          a. Taco Cabana, Inc. will furnish to Lender within one hundred twenty (120) days after the close of each fiscal year (or, in the event an extension of the deadline for filing such information with the Securities and Exchange Commission ("SEC") is required or authorized by the SEC, then within one hundred eighty (180) days after the close of each fiscal year), for such fiscal year, the following independently audited and prepared financial information for itself and its subsidiaries prepared on a consolidated basis:
(i) a statement of stockholders' or partners' equity and a statement of changes of cash flows; ; (ii) income statements; and (iii) balance sheets; , all in reasonable detail, including all supporting schedules and comments, and certified by an independent certified public accountant auditor, approved by Lender, to have been prepared in accordance with generally accepted accounting principles consistently applied.

          b. Taco Cabana, Inc. will furnish to Lender within fifty (50) days after the close of each quarterly accounting period in each fiscal year of each Borrower and its subsidiaries, for such quarter, prepared on a consolidated basis: (i) a statement of stockholders' or partners' equity and a statement of changes in financial position; (ii) income statements; and (iii) balance sheets as of the end of such quarterly period, all in reasonable detail, subject to year-end audit adjustments, and certified by Taco Cabana Inc.'s secretary to have been prepared in accordance with generally accepted accounting principles consistently applied.

          c. Borrower will furnish to Lender such other financial statements or reports as Lender may reasonably and periodically require, including without limitation balance sheets and income statements for each Borrower on an individual basis.

          d. Borrower will maintain its inventory, equipment, real estate, and other properties in good condition and repair (normal wear and tear excepted); will pay and discharge, or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same; and will pay or cause to be paid all rental or mortgage payments due on such real estate. The Borrower hereby agrees that, in the event Borrower fails to pay or cause to be paid any such payment, the Lender may do so and on demand be reimbursed therefor by the Borrower.

          e. In addition to any requirements in the Loan Documents, Borrower will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned by them, all in such form and amounts, and with such insurers, as are reasonably satisfactory to Lender. Such policies shall contain a provision whereby they cannot be canceled except after thirty (30) days' written notice to the Lender, and shall name Lender as an additional insured. Borrower will furnish to the Lender such evidence of insurance as the Lender may require. Borrower hereby agrees that, in the event it or any Borrower fails to pay or cause to be paid the premium on any such insurance, the Lender may do so and on demand be reimbursed therefor by the Borrower.

          f. Borrower will pay or cause to be paid when due all taxes, assessments or fees imposed upon it or on any of its property or that it is required to withhold and pay over, except when, prior to impending foreclosure such taxes, assessments or fees are contested in good faith by appropriate proceedings, with adequate reserves therefor having been set aside on its books.

          g. Borrower will, when requested so to do, make available for inspection by duly authorized representatives of the Lender any of their books and records, and will furnish the Lender any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

          h. Borrower will take all necessary steps to preserve its corporate or partnership existence and franchises and will comply with all present and future Laws applicable to them in the operation of their respective businesses and all material agreements to which they are subject.

          i. Within ten (10) days after the Lender's request therefor, Borrower will furnish the Lender with copies of federal income tax returns filed by the Borrower.

          j. Borrower will pay when due (or within applicable grace periods) all indebtedness due third parties. If any Borrower defaults in the payment of any principal (or installment thereof) of, or interest on, any such indebtedness, the Lender shall have the right, but not the obligation, to pay such interest or principal for the account of Borrower and be reimbursed by Borrower therefor on demand.

          k. The Borrower will notify the Lender immediately if it becomes aware of the occurrence of any Event of Default, as defined below, or of any fact, condition, or event that, with the giving of notice or passage of time, or both, could become an Event of Default hereunder, or of the failure of Borrower to observe any of its undertakings hereunder.

          l. The Borrower's shareholders' or partners' equity (as determined in accordance with generally accepted accounting principals consistently applied) less the value of any intangible assets (as determined in accordance with generally accepted accounting principles consistently applied) shall at all times equal or exceed 90% of Tangible Net Worth of Borrower and Borrower's Subsidiaries.

          m. All cash, cash equivalents and funds derived from operations of the Borrower shall be the property of the Borrower at the close of each business day, unless such cash, cash equivalents and funds are utilized by other entities for the payment of obligations in compliance with applicable law. This provision is not intended to restrict Borrower's use of funds or Borrower's usual and regular course of business.

          n. The Borrower and its Subsidiaries have (i) initiated and will pursue to completion a review and assessment of all areas within Borrower and each of its Subsidiaries' business and operations (including those affected by information received from suppliers and vendors ) that could reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed and will pursue to completion a plan and timeline for addressing the Year 2000
Problem  on a  timely  basis,  and ( iii)  to  date,    implemented  that  plan
substantially in accordance  with that  timetable.     The Borrower  reasonably
believes  that  all  computer  applications (   including  those  affected   by
information   received  from  its  suppliers  and vendors) that are material to
Borrower or any of its Subsidiaries' business and operations will on a timely basis be Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have a Material
Adverse Effect.

          o. The Borrower will promptly notify the Lender in the event the Borrower discovers or determines that any computer application (including those affected by information received from its suppliers and vendors ) that is material to Borrower or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Affect.

          p. Borrower will maintain an average Quarterly Cash Flow (as defined) for the immediately preceding four (4) fiscal quarters in an amount equal to, or in excess of, $4,000,000.00.

     5.2  Negative Covenants.

          a.   For  so  long  as  any  indebtedness  under  the  Loans   remains
outstanding, Borrower shall not without the prior written consent of the holder of the Note:

               (1) Permit the ratio of Consolidated Cash Flow to Consolidated Fixed Charges for the immediately preceding four (4) fiscal quarters to be less than 2.0:1.0;

               (2) Permit Consolidated Net Worth at any time to be less than the Minimum Consolidated Net Worth (as defined below) then in effect.

               (3) Permit the ratio of Debt to Consolidated Net Worth to be greater than 1.0:1.0 at any time provided, however, that all treasury stock purchases shall be excluded when calculating Consolidated Net Worth;

               (4) Permit the ratio of Intangible Assets to Consolidated Net Worth to be greater than 0.40:1.0 at any time; or

               (5) Incur capital expenditures (as defined below): (i) in excess of $25,000,000.00 during the 1999 fiscal year of Borrower; (ii) in excess of $30,000,000.00 during the 2000 fiscal year of Borrower or (iii) in excess of $35,000,000.00 during the 2001 fiscal year of Borrower.

     For purposes of subsections 5.1(l), (n), (o) and (p), and this subsection 5.2(a), the following terms shall have the following meanings:

    "Capital Expenditures" as to Borrower shall mean the aggregate amount paid or accrued by Borrower and its Subsidiaries for the rental, lease, purchase (including by way of the acquisition of securities of another person or entity), construction or use of any property the value or cost of which, in accordance with generally accepted accounting principles consistently applied would appear on Borrower's balance sheet in the category of property, plant or equipment

     "Consolidated Cash Flow" for any period shall mean the consolidated net income of the Borrower and all Subsidiaries for such period (after having taken into account the effects of income tax), plus (without duplication) interest expense, depreciation, amortization and all other non-cash charges, all as determined in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Fixed Charges" for any period shall mean (i) consolidated interest expense, and obligations under capitalized leases for such period, plus
(ii) matured debt and any additional debt maturing within one year of the date of determination, plus (iii) dividends and distributions to partners in respect of their partnership interest, for the Borrower and all Subsidiaries, all as determined in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Net Worth" shall mean consolidated shareholders' or partners' equity of the Borrower and all Subsidiaries as determined in accordance with generally accepted accounting principles consistently applied.

     "Debt" means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

     "Intangible  Assets"  means,   with  respect  to   the  Borrower  and   its
Subsidiaries, on a consolidated basis, goodwill, organizational expenses, trademarks, tradenames, and any other items which are treated as intangibles in conformity with generally accepted accounting principles consistently applied.

     "Material Adverse Effect" means a material adverse effect on (i) the business, properties, prospects, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to pay or perform Borrower's respective obligations, liabilities and indebtedness under the Revolving Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Lender under any Revolving Loan Document or the validity, legality or enforceability thereof.

     "Minimum Consolidated Net Worth" means, during any calendar year, ($40,000,000.00 minus the amount paid by Borrower in any allowed purchase of capital stock consummated pursuant to Section 5.25b), plus 50% of the consolidated net income of Borrower (as determined in accordance with generally accepted accounting principles, consistently applied) for the period commencing January 1, 1999 to December 31 of the calendar year immediately prior to the calendar year in which the determination of Minimum Tangible Net Worth is being made.

     "Quarterly Cash Flow" shall mean for any fiscal quarter of Borrower the consolidated net income of Borrower and its Subsidiaries for such period (after having taken into account the effects of income tax) plus (without duplication) interest expense, depreciation, amortization and all other non-cash charges, all as determined in accordance with generally accepted accounting principles consistently applied.

     "Subsidiaries" means all corporations or partnerships of which at least 99% of the partnership interests, or of the shares of stock of every class of which, outstanding at the time as of which any determination is being made, is owned by the Borrower, either directly or through a Subsidiary. "Subsidiary" means each of the Subsidiaries.

     "Tangible Net Worth" means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, Consolidated Net Worth less the value of any intangible assets as determined in accordance with generally accepted accounting principles consistently applied.

     "Year 2000 Compliant" means all computer applications (including those affected by information received from its suppliers and vendors) that are material to the Borrower or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly data-sensitive functions involving all dates on and after January 1, 2000.

     "Year 2000 Problem" means the risk that computer applications used by the Borrower and its Subsidiaries (including those affected by information received from its suppliers and vendors) may be unable to recognize and perform properly data-sensitive functions involving certain dates on and after January 1, 2000.

          b. No Borrower shall change its name, enter into any merger, consolidation, reorganizations or recapitalization, or reclassify its capital stock without the prior written consent of Lender, which consent shall not be unreasonably withheld, except that Borrower shall be permitted to purchase common stock of Borrower in an aggregate amount expended in the purchase thereof after December 31, 1999, not to exceed $5,000,000.00.

          c. No Borrower shall sell, transfer, lease, or otherwise dispose of all, or (except in the ordinary course of business) any material part of, its assets, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

          d. No Borrower shall mortgage, pledge, grant, or permit to exist a security interest in or lien upon any of the security given for the Loans, other than pursuant to the Loan Documents and Revolving Loan Documents and statutory liens in the ordinary course of its business.

          e. Borrower shall not furnish the Lender with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          f. No Borrower shall transfer, alienate, sell, assign, or encumber any of its capital stock or partnership interests in any Subsidiary.

          g. No Borrower shall incur, create, assume, or permit any indebtedness other than (i) under the Revolving Loan Documents and the Loan Documents; (ii) obligations under leases for real or personal property used in Borrower's business; (iii) loans between Borrowers; (iv) loans between Borrowers and nonborrower Subsidiaries not exceeding the aggregate principal amount of $100,000.00 without the consent of the Lender, which consent shall not be unreasonably withheld; (v) normal accruals and trade accounts payable incurred in the ordinary course of business; or otherwise become liable, directly or indirectly, as guarantor or otherwise for any obligation (other than the endorsement of commercial paper for deposit or collection in the ordinary course of business and guaranties of affiliate transactions made in the ordinary course of business).

          h. Borrower shall not make any loans or advances to any officer, shareholder, director, or employee of Borrower or of any Subsidiary which, at ant time, exceed the outstanding aggregate principal amount of $300,000.00.

                              SECTION 6. DEFAULT.

     6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

          a. Any installment of principal and/or interest on the Loans or any other sums due by Borrower under the Loan Documents shall not be paid when due and payable.

          b. Any Borrower shall breach any of the affirmative or negative covenants contained herein and the breach is not cured within five days of the receipt of written notice of the breach from the Lender to the Borrower.

          c. Any Borrower shall fail to perform, keep or otherwise observe any other obligation, term, provision, covenant, warranty or representation contained herein or in any of the Loan Documents and such failure is not cured within five days of the receipt of written notice of the breach from the Lender to the Borrower.

          d. Any financial statement or report, representation, warranty, or certificate made or furnished by any Borrower to the Lender hereunder or in connection with this Agreement, any Loan or any Loan Documents, or in any separate statement or document to be delivered under the Loan Documents to the Lender, shall be materially false, incorrect, or incomplete when made or furnished.

          e. Any Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

          f. Proceedings in bankruptcy, or for the dissolution, full or partial liquidation or reorganization of any Borrower, or for the readjustment of any of their respective debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower.

          g. If an application is made by any Borrower for the appointment of a receiver, trustee, or custodian for Borrower or for any substantial part of their respective assets, or any Borrower shall discontinue business or materially change the nature of its business.

          h. If a receiver, trustee, or custodian shall be appointed for any Borrower or for any part of their respective assets, and shall not be discharged within 30 days of such appointment.

          i. If all or any of any borrower's assets are attached, seized, subjected to a writ, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

          j. If any Borrower is permanently enjoined, restrained or in any way prevented by court order from conducting any material part of its business affairs.

          k. If a notice of lien, levy or assessment is filed of record with respect to all or any of Borrower's assets by the United States or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one or more of them becomes a lien, upon all or any material portion of Borrower's assets.

          l. A judgment creditor of any Borrower shall obtain possession of any of the collateral securing repayment of the Loans by any means, including, but without limitation, levy, distraint, replevin, or self-help.

          m. Any Event of Default occurs under the terms of any of the Loan Documents or under the terms of any of the Revolving Loan Documents.

          n. Any Borrower shall dissolve, liquidate, or otherwise terminate its existence, or take any action to effect such termination.

          o. Any Borrower shall suffer a final judgement in excess of $250,000.00, and shall not discharge the same within thirty (30) days.

          p. To furnish the Lender with any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          q. Any material nonborrower Subsidiary shall have failed to pay when due all taxes, assessments or fees imposed upon it or on any of its property or that it is required to withhold and pay over, except when, prior to impending foreclosure such taxes, assessments or fees are contested in good faith by appropriate proceedings, with adequate reserves therefor having been set aside on its books.

          r. Any material nonborrower Subsidiary fails to take all necessary steps to preserve its corporate or partnership existence and franchises, or fails to comply with all present and future laws applicable to it in the operation of its business and all material agreements to which it is subject.

          s. Lender, at its discretion and after five days written notice given to Borrower, deems itself to be adversely affected and/or insecure by reason of any material change in any of Borrower's (including any endorsers and/or guarantors) net worth, or by reason of any other material change of condition whether or not described herein.

     6.2 Remedies. Upon the occurrence of an Event of Default, Lender, at its option, may:

          a. Terminate any obligation to make any further Loans and declare the entire principal balance of the Secured Indebtedness and all interest, unpaid accrued and earned thereon to be immediately due and payable without demand for payment, presentment for payment, notices of intention to accelerate maturity, notices of election to accelerate maturity, protest and notice of protest or any other notice whatsoever, all of which are hereby expressly waived.

          b. Enforce or avail itself of any and all rights and remedies given to it by any or all of the Loan Documents.

          c. Enforce or avail itself of all rights and remedies allowed by all applicable laws.

                         SECTION 7. INTEREST LIMITATION

     7.1 Limitation. Interest on the debt evidenced by the Notes or otherwise in connection with the Loans shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt. All sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the maximum rate of interest allowed by law for so long as such indebtedness is outstanding, and to the extent that TEX. REV. CIV. STAT. Ann. Art. 5069-1.04, as amended, is applicable to such indebtedness, the quarterly rate ceiling from time to time in effect under such article shall be the applicable ceiling. This provision overrides other provisions in this and all other instruments concerning the debt.

                            SECTION 8. MISCELLANEOUS

     8.1  No  Permanent Waivers.   No waiver at  any time of  the provisions  or
conditions of this Agreement or of any of the other Loan Documents shall be construed as a waiver of any of the other provisions or conditions hereof or thereof nor be construed as a right to a subsequent waiver or any other provisions or conditions.

     8.2 Severability. Unenforceability for any reason against any person or persons of any provision of this Loan Agreement, or of any of the other Loan Documents or other Agreements between Borrower and the Lender, shall not limit or impair the operation or validity of any other provisions of this Agreement or any of the other Loan Documents.

     8.3 Descriptive Headings. The descriptive headings of the various sections and subsection of this Agreement and the Loan Documents and any schedule, agreement or other instrument, executed with reference hereto are inserted for convenience of reference only, do not constitute a part of any such document and no inference is to be drawn from such headings. Whenever the context shall require, words of any gender shall be deemed to include the other genders and either the singular or the plural shall include the other.

     8.4 Further Assurance. From time to time, Borrower will execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

     8.5 Enforcement and Waiver by the Lender. All rights and remedies of the Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. The Lender shall have the right at all times to enforce the provisions of this Agreement and the Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. Th failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or such Loan Documents or as having in any way or manner modified or waived the same.

     8.6 Expenses of the Lender. The Borrower will, on demand, pay, or reimburse the lender, for all reasonable expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred by the Lender in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Loan Documents, and the collection or attempted collection of any and all Notes. All reasonable costs, including but not limited to reasonable attorney's fees of Borrower, Lender, or other interested parties, other professional fees, appraiser's and surveyor's fees, taxes and all expenses of all kinds inured in connection with the Loans, shall be borne by Borrower, and Borrower agrees to indemnify the Lender and save it harmless from the payment, defense and/or expense of any claim or demand for such fees, costs, taxes and expenses.

     8.7 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given when delivered in person, or upon deposit in the U.S. Mail, if sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

          a.   If to Borrower:

               Taco Cabana, Inc.
               Texas Taco Cabana, L.P.
               T.P. Acquisition Corp.
               T.C. Management, Inc.
               Taco Cabana Management, Inc.
               Taco Cabana Multistate, Inc.

               8918 Tesoro Drive, Suite 200
               San Antonio, Texas 78217

          b.   If to the Lender:

               International Bank of commerce
               130 East Travis
               San Antonio, Texas 78205
               Attention:  Mr. Steve E. Edlund

     8.8     RELEASE BY  THE  BORROWER.   TO  THE MAXIMUM  EXTENT  PERMITTED  BY
APPLICABLE LAWS, BORROWER RELEASES THE LENDER AND ITS DIRECTORS, OFFICERS, ATTORNEYS, AGENTS, AND EMPLOYEES FROM ALL CLAIMS, CAUSES, DAMAGES, LIABILITY AND RELATED EXPENSES ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY OF THEM, WITH REGARD TO THIS AGREEMENT, WHICH DOES NOT INVOLVE FRAUD BAD FAITH OR NEGLIGENCE BY LENDER OR ITS DIRECTORS, OFFICERS, ATTORNEYS, AGENTS OR EMPLOYEES.

     8.9 Governing Law. This Agreement is made and accepted, and the obligations of the parties set forth herein shall be performable, in the County of Bexar and State of Texas, and this Agreement and all the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas except to the extent that such laws may be preempted by laws of the United States of America. The parties hereby agree that this Agreement and the Loans to be made pursuant hereto shall not be subject to the provisions of Chapter 15 of the Texas Credit Code.

     8.10  Lender's Relationship  to Other.   Lender is not  a partner or  joint
venturer in any manner whatsoever with any Borrower.

     8.11 Waiver, Modification. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     8.12 Cumulative Remedies. The right and remedies of the Lender under the Loan Documents shall be cumulative and the exercise, or partial exercise, of any such right or remedy shall not preclude the exercise of any other right or remedy.

     8.13 Binding Effect. This Loan Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided that no Borrower may assign its rights or obligations hereunder. If more than one party executes this Agreement a Borrower, the term "Borrower" shall mean and refer to each such party, jointly and severally.

     8.14 Survival of Agreement. The provisions thereof shall survive the execution of all instruments herein mentioned, and shall continue in full force until the Secured Indebtedness is paid in full and shall prevail and control over any conflicting provision contained elsewhere in the Loan Documents.

     8.15 Entire Agreement. The Loan Documents embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. There are no oral agreements or understandings between the parties which are not evidenced by the Loan Documents.

     8.16 Subsidiaries. Except where otherwise specified herein, the term "Subsidiary" shall mean every entity of which more than fifty percent (50%) of the outstanding voting stock or other ownership interests shall, at the time of determination, be owned directly or indirectly by the named Borrower or through one or more intermediaries of Borrower.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

     THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


WITNESS:                           BORROWER:

                                   TACO CABANA, INC., a Delaware corporation

__________________________         By:______________________
Name:____________________              David G. Lloyd, Chief Financial Officer

                                   TEXAS TACO CABANA, L.P., a Texas
                                   limited partnership

                                   By: TACO CABANA MANAGEMENT,
                                      INC., a Texas corporation, General Partner

___________________________        By:_______________________
Name:______________________            David G. Lloyd, Chief Financial Officer

                                   TP ACQUISITION CORP., a Texas corporation

____________________________       By:______________________
Name:_______________________            David G. Lloyd, Chief Financial Officer

                                   T.C. MANAGEMENT, INC.,
                                   a Delaware corporation

____________________________       By:______________________
Name:_______________________            David G. Lloyd, Chief Financial Officer

                                   TACO CABANA MANAGEMENT, INC.,
                                   a Texas corporation

_____________________________      By:______________________
Name:__________________________         David G. Lloyd, Chief Financial Officer


                                   TACO CABANA MULTISTATE, INC.,
                                   a Delaware corporation

_______________________________    By:______________________
Name:__________________________         David G. Lloyd, Chief Financial Officer


                                   INTERNATIONAL BANK OF COMMERCE

                                   By:______________________
                                       Steve E. Edlund, Executive Vice President